Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

January 2011 Performance Update

The Frontier Fund Supplement Dated January 31, 2011 to Prospectus Dated April 30, 2010 and the Supplement to the Prospectus Dated January 28, 2011.

The Frontier Fund Class 1 New

T H E    F RO N T I E R    F U N D’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

January performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	January 31, 2011	January 31, 2011	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	3.53%	3.53%	$107.24
Frontier Dynamic Series-1	0.59%	0.59%	$92.48
Frontier Long/Short Commodity Series-1a	7.08%	7.08%	$126.31
Frontier Masters Series-1	1.20%	1.20%	$104.20

*	Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

The above table sets forth the actual performance for the Class and Series as of January 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(470,389.75)
Unrealized trading gain/(loss)			4,901,414.75
Less: commissions			(102,252.00)
Less: FCM fees			(184,885.43)
Foreign currency gain/(loss)			(12,307.14)
Interest income			114,092.23

Total Income			4,245,672.66

EXPENSES

Management fees			93,246.25
Incentive fees			800,073.12
Broker service fees			156,673.93

Total Expenses			1,049,993.30

Net Income (Loss)			$3,195,679.36

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	869,124.73575	$90,022,130.95	103.58
Current month additions	29,855.97984	3,165,501.49
Current month redemptions	(9,273.23385)	(974,495.85)
Net Income (loss) for current month		3,195,679.36

Net Asset Value, end of current month	889,707.48174	$95,408,815.95	107.24

	Monthly rate of return		3.53%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			9,572.36
Less: commissions			—
Less: FCM fees			(2,526.23)
Foreign currency gain/(loss)			—
Interest income			1,655.34

Total Income			8,701.47

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			2,140.41

Total Expenses			2,140.41

Net Income (Loss)			$6,561.06

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	13,261.67707	$1,219,221.98	91.94
Current month additions	899.89311	83,750.00
Current month redemptions	(637.25486)	(58,801.30)
Net Income (loss) for current month		6,561.06

Net Asset Value, end of current month	13,524.31532	$1,250,731.74	92.48

	Monthly rate of return		0.59%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(178,283.15)
Unrealized trading gain/(loss)			736,532.95
Less: commissions			(5,539.93)
Less: FCM fees			(12,455.27)
Foreign currency gain/(loss)			(125.96)
Interest income			8,076.82

Total Income			548,205.46

EXPENSES

Management fees			15,603.36
Incentive fees			90,805.47
Broker service fees			10,620.68

Total Expenses			117,029.51

Net Income (Loss)			$431,175.95

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	47,917.22910	$5,652,309.48	117.96
Current month additions	6,233.60141	753,769.80
Current month redemptions	(536.50100)	(64,993.32)
Net Income (loss) for current month		431,175.95

Net Asset Value, end of current month	53,614.32951	$6,772,261.91	126.31

	Monthly rate of return		7.08%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$7,997.90
Unrealized trading gain/(loss)			746,775.89
Less: commissions			(8,277.67)
Less: FCM fees			(83,420.93)
Foreign currency gain/(loss)			1,322.02
Interest income			31,650.03

Total Income			696,047.24

EXPENSES

Management fees			65,344.89
Incentive fees			62,042.20
Broker service fees			70,731.06

Total Expenses			198,118.15

Net Income (Loss)			$497,929.09

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	400,269.26864	$41,213,674.74	102.96
Current month additions	9,422.87369	978,693.42
Current month redemptions	(2,819.95256)	(292,306.13)
Net Income (loss) for current month		497,929.09

Net Asset Value, end of current month	406,872.18977	$42,397,991.12	104.20

	Monthly rate of return		1.20%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Masters Series 1